Exhibit 99.1

Polo Ralph Lauren Reports First Quarter Fiscal 2012 Results

●	First Quarter Revenues Grew 32% to $1.5 billion
●	First Quarter Operating Income Rose 62% to $282 million
●	Earnings Per Diluted Share Increased 57% to $1.90 in the First Quarter
●	The Company Raises Its Fiscal 2012 Sales and Profit Outlook

New York -- (BUSINESS WIRE) – August 10, 2011—Polo Ralph Lauren Corporation (NYSE: RL) today reported net income of $184 million, or $1.90 per diluted share, for the first quarter of Fiscal 2012, compared to net income of $121 million, or $1.21 per diluted share, for the first quarter of Fiscal 2011.

“We are a world-class Company that has been built on quality and timeless design with a long-term view,” said Ralph Lauren, Chairman and Chief Executive Officer.  “The clarity of our luxury lifestyle positioning runs through all that we do, from design to marketing to our in-store presentations.  We are leveraging this clarity of vision and purpose with an expanding range of merchandise and store environments around the world.  We know our customers well and we are committed to offering them the best of the World of Ralph Lauren.  The consistency of our approach has supported our strong financial performance and the momentum of our brand worldwide is tremendous,” Mr. Lauren added.

“Our outstanding first quarter performance reflects the powerful diversity of our operating strategies across merchandise categories, distribution channels and geographies,” said Roger Farah, President and Chief Operating Officer. “Our core apparel products have gained market share and our long-term growth initiatives are on track.  We achieved exceptional profit flow through on better-than-expected sales during the first quarter, particularly at our retail segment and in international markets, even as we invest for the future.  We enter the Fall and Holiday selling seasons concerned about macroeconomic uncertainty and cost of goods inflation, but we are confident in the strength of our brands, the appeal of our products and the operational discipline of our organization as we navigate through these near-term challenges.”

First Quarter Fiscal 2012 Highlights

Net Revenues.  Net revenues for the first quarter of Fiscal 2012 increased 32% to $1.5 billion from $1.2 billion in the comparable period last year.  The growth in net revenues reflects strong, double-digit gains in both wholesale and retail segment sales and favorable foreign currency effects.

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Wholesale Sales.  Wholesale segment sales rose 29% to $673 million from $523 million in the first quarter of Fiscal 2011, supported by double-digit shipment growth worldwide.  Global shipments of core men’s, women’s and children’s apparel merchandise, in addition to accessories in the United States, were particularly strong during the quarter.

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Retail Sales.  Retail segment sales increased 37% to $814 million from $593 million in the prior year period, supported by comparable store sales growth, the contribution from new stores and incremental sales from newly assumed South Korean stores and concession shops.  Consolidated comparable store sales rose 19% during the first quarter, reflecting 14% growth at Ralph Lauren stores, a 20% increase at factory stores and 16% growth at Club Monaco.  RalphLauren.com continued to expand at a double-digit rate, with sales up 28% in the first quarter.

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Licensing.  First quarter licensing revenues were $40 million, 6% greater than the prior year period.  The higher licensing revenue is primarily attributable to increased product licensing royalties, particularly for fragrances, which was partially offset by lower international licensing royalties related to the transition of formerly licensed South Korean operations.

Gross Profit.  Gross profit for the first quarter of Fiscal 2012 increased 35% to $962 million from $712 million in the first quarter of Fiscal 2011, and the gross profit rate expanded 120 basis points to a record high of 63.0%.  The higher gross profit rate reflects favorable channel and geographic mix that was partially offset by cost of goods inflation.

Operating Expenses.  Operating expenses increased 26% in the first quarter of Fiscal 2012 to $679 million from $538 million in the first quarter of Fiscal 2011.  Operating expense margin was 44.5%, 210 basis points below the comparable prior year period.  The growth in operating expenses primarily reflects overall channel mix, incremental expenses associated with newly transitioned South Korean operations, continued investment in the Company’s strategic growth initiatives and unfavorable foreign currency effects.  The lower operating expense margin was primarily a result of leverage on strong sales growth during the quarter.

Operating Income.  Operating income for the first quarter of Fiscal 2012 rose 62% to $282 million from $174 million in the first quarter last year.  Operating income as a percentage of sales increased 340 basis points to 18.5%.  The growth in operating income and expansion in operating margin rate reflect higher wholesale and retail segment sales as well as improved profitability across all channels of distribution.  The substantial improvement in operating profitability was partially offset by cost of goods inflation and incremental expenses associated with business expansion.

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Wholesale Operating Income. Wholesale operating income rose 40% to $151 million from $108 million in the first quarter of Fiscal 2011 and the wholesale operating margin expanded 190 basis points to 22.5%.  The improvement in wholesale operating income and margin rate was a result of higher global shipment volumes and operating expense leverage that was partially offset by cost of goods inflation.

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Retail Operating Income.  Retail operating income was $173 million, 67% greater than the $104 million achieved in the first quarter of Fiscal 2011, and retail operating margin was 21.3%, 380 basis points higher than the prior year period.

The increase in retail operating income and the expansion in margin rate reflects strong comparable store sales growth and broad-based profit improvement across most retail concepts, particularly in the United States and in Asia.  The improved retail segment profitability was partially offset by cost of goods inflation and incremental expenses related to newly assumed South Korean operations.

●
Licensing Operating Income.  Licensing operating income rose 6% to $25 million from $24 million in the first quarter of Fiscal 2011.  The improvement in licensing operating income is primarily related to higher product licensing revenues and lower net costs associated with the transition of formerly licensed international regions to directly operated regions.

Net Income and Diluted EPS.  Net income for the first quarter of Fiscal 2012 increased 52% to $184 million from $121 million in the first quarter of Fiscal 2011, and net income per diluted share increased 57% to $1.90 per share from $1.21 for the same time period. The significant growth in net income and net income per diluted share principally relates to the higher operating income discussed above that was partially offset by an effective tax rate of 33% compared to 29% in the first quarter of Fiscal 2011.  The higher effective tax rate primarily reflects the favorable effect of certain discrete tax items in the prior year period.

First Quarter Fiscal 2011 Balance Sheet Review

The Company ended the first quarter with $981 million in cash and investments, or $677 million in cash and investments net of debt (“net cash”), compared to $1.1 billion in cash and investments and $801 million of net cash at the end of the first quarter of Fiscal 2011.  The first quarter ended with inventory up 42% to $896 million from $630 million in the first quarter of Fiscal 2011. The higher inventory primarily reflects an investment to support anticipated sales growth, including the early receipt of goods to support expanded strategic merchandising programs; incremental inventory to support new stores and concession shops, including newly transitioned Asian operations; and the inflationary and foreign exchange impact on cost of goods.

The Company repurchased approximately 2.5 million shares of Class A Common Stock during the first quarter, utilizing $302 million of its authorized share repurchase programs.  Approximately $670 million remained available under the Company’s authorized share repurchase programs at the end of the first quarter.  The Company had $39 million in capital expenditures during the first quarter of Fiscal 2012, which was comparable to those in the prior year period.

Global Retail Store Network

The Company ended the first quarter of Fiscal 2012 with 371 directly operated stores, comprised of 106 Ralph Lauren stores, 58 Club Monaco stores, 195 Polo factory stores and 12 Rugby stores. The Company also operated 535 concession shop locations worldwide at the end of the first quarter. In addition to Company-operated locations, international licensing partners operated 57 Ralph Lauren stores and 48 dedicated concession shops as well as 56 Club Monaco stores at the end of the first quarter.

Fiscal 2012 Full Year Outlook

In the second quarter of Fiscal 2012, the Company expects consolidated revenues to increase at a high-teens-to-low 20% rate. Wholesale revenues are expected to grow at a mid-teens rate in the second quarter and retail sales are projected to increase by a mid 20% rate. The Company expects the operating margin from continuing operations for the second quarter of Fiscal 2012 to be approximately 300 basis points below that in the comparable prior year period, primarily due to cost of goods inflation and incremental expenses related to continued investment in strategic growth initiatives.

Due to the stronger-than-expected first quarter performance, the Company now expects consolidated revenues for Fiscal 2012 to increase at a mid-to-high teens rate, which compares to a prior expectation of mid-teens growth. The Company has also raised its operating margin outlook for Fiscal 2012. The full year operating margin from continuing operations is now estimated to be down 50-100 basis points from the prior year period, which compares to a prior expectation of a 100-150 basis point decline and reflects the anticipated impact of cost of goods inflation and increased investment in strategic growth initiatives. The full year Fiscal 2012 tax rate continues to be estimated at 33%.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, August 10, 2011, at 9:00 a.m. Eastern.  Listeners may access a live broadcast of the conference call on the Company’s investor relations website at http://investor.ralphlauren.com or by dialing (719) 457-2646.  To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Polo Ralph Lauren First Quarter Fiscal Year 2012 conference call.

An online archive of the broadcast will be available by accessing the Company’s investor relations website at http://investor.ralphlauren.com.  A telephone replay of the call will be available from 1:00 P.M. Eastern, Wednesday, August 10, 2011 through 1:00 P.M. Eastern, Tuesday, August 16, 2011 by dialing (719) 457-0820 and entering passcode 1309489.

ABOUT POLO RALPH LAUREN

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 44 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, American Living, Chaps

and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the federal securities laws. Forward looking statements are made concerning current expectations about the Company's future results and condition, including revenues, store openings, gross margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ include, among others, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the global economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company's dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations, the price of raw materials and labor costs), the possible adverse impact of changes in import restrictions and other risks associated with the Company’s international operations, such as violations of laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including trade and labor restrictions and related laws; risks associated with uncertainty relating to the Company's ability to implement its growth strategies or its ability to successfully integrate acquired businesses; risks arising out of litigation or trademark conflicts; changes in the Company’s effective tax rates or credit profile and ratings within the financial community; the impact of the downgrade by Standard & Poor’s (“S&P”) on the credit rating of the United States and the risk of further downgrades by S&P or other credit agencies on the credit rating of the United States; risks associated with the Company’s distribution and global information technology systems; the loss of key personnel; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

POLO RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with Generally Accepted Accounting Principles (GAAP)
(In millions)
(Unaudited)

	July 2,	April 2,	July 3,
	2011	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$431.5	$453.0	$345.8
Short-term investments	520.0	593.9	644.9
Accounts receivable, net of allowances	388.1	442.8	270.1
Inventories	896.3	702.1	629.6
Income tax receivable	22.2	57.8	6.0
Deferred tax assets	102.0	92.1	101.7
Prepaid expenses and other	155.6	136.3	162.9

Total current assets	2,515.7	2,478.0	2,161.0

Non-current investments	29.6	83.6	71.9
Property and equipment, net	785.1	788.8	675.2
Deferred tax assets	83.7	76.7	129.6
Goodwill	1,023.1	1,016.3	970.5
Intangible assets, net	381.2	387.7	355.4
Other assets	141.8	150.0	135.4

Total assets	$4,960.2	$4,981.1	$4,499.0

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$7.7	$-	$-
Accounts payable	196.8	141.3	165.1
Income tax payable	51.0	8.9	69.5
Accrued expenses and other	652.9	681.8	529.4

Total current liabilities	908.4	832.0	764.0

Long-term debt	296.7	291.9	261.7
Non-current liability for unrecognized tax benefits	160.8	156.4	141.7
Other non-current liabilities	392.6	396.1	365.8

Total liabilities	1,758.5	1,676.4	1,533.2

Equity:
Common stock	1.2	1.2	1.2
Additional paid-in-capital	1,476.4	1,444.7	1,266.3
Retained earnings	3,600.9	3,435.3	3,026.5
Treasury stock, Class A, at cost	(2,116.8)	(1,792.3)	(1,444.7)
Accumulated other comprehensive income	240.0	215.8	116.5

Total equity	3,201.7	3,304.7	2,965.8

Total liabilities and equity	$4,960.2	$4,981.1	$4,499.0

POLO RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles (GAAP)
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	July 2,	July 3,
	2011	2010

Wholesale Net Sales	$673.0	$523.0
Retail Net Sales	813.5	592.5

Net Sales	1,486.5	1,115.5

Licensing Revenue	39.9	37.8

Net Revenues	1,526.4	1,153.3

Cost of Goods Sold (a)	(564.9)	(441.1)

Gross Profit	961.5	712.2

Selling, General & Administrative Expenses (a)	(672.3)	(532.0)
Amortization of Intangible Assets	(7.1)	(6.0)
Total Operating Expenses	(679.4)	(538.0)

Operating Income	282.1	174.2

Foreign Currency Gains (Losses)	(3.8)	(0.8)

Interest Expense	(6.1)	(4.5)

Interest and Other Income, Net	4.2	1.8

Equity in Income (Loss) of Equity-Method Investees	(1.9)	(1.2)

Income Before Provision for Income Taxes	274.5	169.5

Provision for Income Taxes	(90.4)	(48.7)

Net Income	$184.1	$120.8

Net Income Per Share - Basic	$1.96	$1.24

Net Income Per Share - Diluted	$1.90	$1.21

Weighted Average Shares Outstanding - Basic	93.9	97.2

Weighted Average Shares Outstanding - Diluted	96.8	99.9

Dividends declared per share	$0.20	$0.10

(a) Includes total depreciation expense of:	$(48.3)	$(40.0)

POLO RALPH LAUREN CORPORATION
OTHER INFORMATION
(In millions)
(Unaudited)

SEGMENT INFORMATION
The net revenues and operating income for the periods ended July 2, 2011 and July 3, 2010 for each segment were as follows:

	Three Months Ended
	July 2, 2011	July 3, 2010

Net revenues:
Wholesale	$673.0	$523.0
Retail	813.5	592.5
Licensing	39.9	37.8
Total Net Revenues	$1,526.4	$1,153.3

Operating Income (Loss):
Wholesale	$151.1	$107.6
Retail	173.1	103.7
Licensing	25.2	23.8
	349.4	235.1
Less:
Unallocated Corporate Expenses	(67.3)	(60.9)
Total Operating Income	$282.1	$174.2

Constant Currency Financial Measures

Same - Store Sales Data

	Three Months Ended July 2, 2011 Percent Change
	As Reported	Constant Currency
Ralph Lauren Stores (a)	14%	7%
Factory Stores	20%	16%
Club Monaco	16%	16%
RalphLauren.com	28%	28%
Total	19%	15%
(a) Includes comparable sales for concession shops.

Operating Segment Data
	Three Months Ended		Percent Change
	July 2, 2011	July 3, 2010	As Reported	Constant Currency
Wholesale Net Sales	$673.0	$523.0	28.7%	24.8%
Retail Net Sales	813.5	592.5	37.3%	32.5%
Net Sales	1,486.5	1,115.5	33.3%	28.9%
Licensing Revenue	39.9	37.8	5.6%	4.3%
Net Revenue	$1,526.4	$1,153.3	32.4%	28.1%

Polo Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP (“GAAP”). Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with GAAP.

SOURCE: Polo Ralph Lauren Corporation

Polo Ralph Lauren
Investor Relations
James Hurley, 212-813-7862
or
Corporate Communications
Julie Berman, 212-583-2262